EXHIBIT 12

                              FORTUNE BRANDS, INC.

        Statement Re Computation of Ratio of Earnings to Fixed Charges(1)
                          (Dollar amounts in millions)


                                                 Years Ended December 31,
                                      ------------------------------------------
                                       1993     1994     1995     1996     1997
                                       ----     ----     ----     ----     ----
Continuing Operations
------------------------------

Earnings Available:

  Income before
     provision for
     taxes on income
     and minority interest           $249.9   $ 43.4   $358.9   $340.1   $145.2

  Less:  Excess of
           earnings over
           dividends of less
           than fifty percent
           owned companies              0.1       -       0.2      0.2      0.2

           Capitalized interest         0.3      0.2       -       0.3       -
                                     ------   ------   ------   ------   ------
                                      249.5     43.2    358.7    339.6    145.0
                                     ------   ------   ------   ------   ------
Fixed Charges:

  Interest expense
     (including capitalized
     interest) and amortization
     of debt discount and expenses    200.5    184.6    147.1    172.6    122.4

  Portion of rentals
     representative of
     an interest factor                11.9     12.8     13.5     15.1     14.7
                                     ------   ------   ------   ------   ------
    Total Fixed Charges               212.4    197.4    160.6    187.7    137.1
                                     ------   ------   ------   ------   ------

    Total Earnings
       Available                     $461.9   $240.6   $519.3   $527.3   $282.1
                                     ======   ======   ======   ======   ======


Ratio of Earnings to
  Fixed Charges                        2.17     1.22     3.23     2.81     2.06
                                       ====     ====     ====     ====     ====


(1)  Years 1993 through 1996 restated for discontinued operations.